EXHIBIT 99.1

PEDEVCO Corp. Acquires 5,678 Net Acres in Wyoming BLM Lease Sale, Expanding Mowry Shale Position

HOUSTON, TX, September 16, 2026 (GLOBE NEWSWIRE) – PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”), a domestic energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region, today announced that it was the high bidder on multiple tracts in the Bureau of Land Management (“BLM”) competitive lease sale held September 9-10, 2026, acquiring approximately 5,678 net acres in Wyoming for approximately $5.9 million, or $1,045 per net acre in the highly prospective Mowry formation in the Powder River Basin. The acquisition was funded through cash on hand.

Acquisition Highlights

•	Prime Location: Expands PEDEVCO’s presence in a highly prospective area of the Powder River Basin targeting the emerging Mowry play in this area.
•	Strategic Fit: Builds on the Company’s existing Mowry acreage, nearly doubling its position to approximately 12,000 net acres in this specific prospect area.
•	Favorable Lease Terms: Ten-year lease terms and a 12.5% royalty rate provide a long-term development window and allow the Company to retain 87.5% Net Revenue Interest.
•	Compelling Geological Characteristics: Targets the organic-rich, silica-rich Middle Mowry formation, which extends from nearby producing areas into PEDEVCO’s acreage.
•	Strong Regional Productivity: Nearby horizontal Mowry wells averaged approximately 1,400 Boe/d during their peak month of production, demonstrating the formation’s development potential in this area.

J. Douglas Schick, President and Chief Executive Officer of PEDEVCO, commented, “This BLM lease sale presented an opportunity to secure acreage that can play a defining role in PEDEVCO’s future. We are very pleased to have been the high bidder on these highly strategic BLM tracts, which directly offset a portion of our existing Mowry position and represent a natural and compelling extension of our core operating area in Wyoming. These leases were acquired at an attractive cost basis and, with a 10-year primary term, give us significant flexibility to develop them in a disciplined and value-accretive manner. We believe PEDEVCO is exceptionally well-positioned to build a scalable, high-return development program in the still developing Mowry play.”

“What excites us most is the significance this opportunity holds for a company of our size. The Mowry could potentially become a cornerstone of our portfolio, with successful development establishing a repeatable drilling program and a substantially larger production and cash flow base. Securing this position gives us greater scope to build a meaningful development program and participate in the value created as the play advances. The geological characteristics of these tracts are consistent with what we have observed across our existing acreage and reinforce our confidence in the Mowry's long-term development potential. We look forward to continuing to execute on our growth strategy and creating value for our shareholders.”

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About PEDEVCO Corp

PEDEVCO Corp. (NYSE American: PED) is a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region. The Company’s principal assets include its D-J Basin assets in southeastern Wyoming and northern Colorado, its Powder River Basin assets in northeastern Wyoming, and its Permian Basin assets in eastern New Mexico, collectively representing over 300,000 net acres. PEDEVCO is headquartered in Houston, Texas. More information about PEDEVCO can be found at www.pedevco.com.

Cautionary Statement

This press release contains forward-looking statements regarding the Company’s expectations, plans and objectives, including statements concerning the acquisition and expansion of its Mowry acreage position, the geological and commercial potential of the Mowry formation, prospective drilling inventory, future development and production growth, and the potential significance of the opportunity to PEDEVCO. Words such as “believe,” “expect,” “may,” “potential,” “plans,” “will” and similar expressions identify forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including geological and drilling risks, the applicability of regional well results to the Company’s acreage, commodity prices, development costs, access to capital and infrastructure, lease issuance and permitting, and environmental and other regulatory requirements. Prospective acreage does not constitute proved reserves, and there can be no assurance that the acreage will be commercially developed or that the anticipated benefits will be realized. Additional risks are described under “Risk Factors” and elsewhere in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

Media Contact

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

Investor Relations Contact

Sean Mansouri, CFA or Laurent Weil

Elevate IR

(720) 330-2829

PED@elevate-ir.com

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